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                                                                   EXHIBIT 99.1

                                  [ISWI LOGO]


                      ISWI ANNOUNCES CONTINUED INCREASE IN
                    UTILIZATION OF THE SPORTXCTION(TM) SYSTEM


FOR IMMEDIATE RELEASE
CONTACTS:
FOR ISW:  (973) 256-8181                    FOR INVESTORS:  (858) 704-5065
Barry Mindes (Chairman and CEO)             Matthew Hayden (President)
bmindes@sportxction.com                     matt@haydenir.com
Bernard Albanese (President)
balbanese@sportxction.com
James McDade (Chief Financial Officer)
jmcdade@sportxction.com

WEST PATERSON, NJ, APRIL 11, 2005 - INTERACTIVE SYSTEMS WORLDWIDE INC., (NASDAQ:
ISWI) today announced a continued increase in new players and wagering volume through the Company's SportXctionTM System for the three-month period ended March 31, 2005. A table summarizing the quarterly activity is shown below:

                                   JULY TO        OCTOBER TO       JANUARY TO
                                 SEPTEMBER          DECEMBER            MARCH
                                      2004              2004             2005
                                 ---------        ----------       ----------
Player sessions                      3,397            11,188           35,184
New players                            893             3,098            6,772
Handle ($ in 000)                      259               758            2,328
Hold ($ in 000)                         21                64              153
Hold (%)                               8.1               8.4              6.6
Wagering revenue ($ in 000)              7                23               46

The increase in wagering activity during the three months ended March 31, 2005 has largely been from our Internet partners and the successful rollout of our multi-language, multi-currency product in several countries. During the first calendar quarter, there was $2.33 million wagered through the SportXction(TM) from our partners collectively. Due to the favorable response the product has received from players associated with our European partners, the Company intends to target these players further by increasing the number of local and international (i.e. non-British) sporting events offered. Investors should recognize that the Company's wagering volume is somewhat seasonal, and activity in the near future may be affected by the virtual lack of soccer available from early May through mid-August. Going forward, we will provide an update on player activity during each quarterly update.

On February 23rd, the Company made its iTV version of SportXction(TM) available to all of BSkyB digital subscribers. Because of the complexities of this system development, which involved integration with numerous existing BSkyB systems, it was decided that this project launch would be done without local announcement or marketing to limit use in case of early technical problems. Happily, the system launch has gone virtually flawlessly. The Company and its partner have been pleased with the technical performance of the System and encouraged by the level of repeat play. We are currently finalizing the marketing plans with SkyBet and anticipate commencement of promotional activity in late April. We expect to provide shareholders with additional details on an ongoing basis as appropriate.

ABOUT SPORTXCTION(TM)

SportXction(TM) is a patented, real-time, software system, which allows a player to make play-by-play wagers on a sporting event while the event is in progress. Wagering may be conducted while viewing a live or televised sporting event, or listening to it on the radio. The wagers offered are mostly oriented to short-term action, for example, is the penalty kick successful, is the next play a run or a pass, is the next pitch a ball or a strike, does the shooter make two foul shots, and many more. The wagers have odds associated with them, which relate to the probable outcome of the proposition being wagered upon, and the odds are adjusted in real time to balance the pool using proprietary artificial intelligence software to reflect player sentiment, as derived from the betting patterns. The system can be used with virtually any sport.

ABOUT GLOBAL INTERACTIVE GAMING LIMITED (GIG)

GIG was acquired by ISWI from international owners, principally The Kirch Group, a German multimedia conglomerate, in late July 2002. GIG has modern, secure facilities, including operating suites, a computer hub with communications services, system demonstration resources, plus offices to house corporate/administrative, operations, technical, maintenance, support, marketing and legal services. The facility is capable of simultaneously operating the SportXction(TM) system on four sporting events while interconnected with users playing the game via interactive television, the Internet and mobile phones. GIG envisions running well over 1,000 sporting events this year in Great Britain alone. GIG currently has a staff of 10 and there is substantial room for expansion in the facility.


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This press release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to: whether the wagering activity and the Company's revenue will increase in future quarters, whether the promotional activity of the Company's iTV product will commence in April; and when the Company will communicate additional details of the product's marketing plans. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, the ability of the Company and its business partners to attract adequate numbers of players to its wagering system and the ability of the Company to develop and market other opportunities for its products. Additional information concerning certain risks or uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including those risks and uncertainties discussed in its Form 10-KSB for the fiscal year ended September 30, 2004 and its Form 10-QSB for the three months ended December 31, 2004. The forward-looking statements contained herein represent the Company's judgment as of the date of this press release, and the Company cautions the reader not to place undue reliance on such matters.


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